Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Friday, October 17, 2008

FOR IMMEDIATE RELEASE

Washington Federal Announces 4th Quarter Results

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today affirmed its previously announced net loss of $39,337,000 or $.45 per diluted share for the quarter ended September 30, 2008, compared to net income of $33,885,000 or $.39 per diluted share for the quarter ended September 30, 2007. For the year ended September 30, 2008 earnings were $62,332,000 or $.71 per diluted share, compared to $135,017,000 or $1.54 per diluted share for the year ended September 30, 2007, a 54% decrease in earnings.

The primary cause of the net loss for the quarter and the significant decrease in earnings for the year was an other than temporary impairment charge of $87.7 million pre tax on the Company’s investment in Freddie Mac and Fannie Mae Preferred Stock. The value of these securities declined significantly after the U.S. Government placed both companies into conservatorship in September 2008. The securities have a new cost basis of approximately $2.5 million. Additionally, in response to increasing non-performing assets and a deteriorating housing market, the Company recorded a provision for loan losses of $60.5 million for the fiscal year, compared to $1.6 million for fiscal 2007.

The fiscal year produced a return on assets of .55%, while return on equity amounted to 4.59%. Fiscal 2007 produced a return on assets of 1.40%, while return on equity amounted to 10.46%. Non-performing assets totaled $164.2 million or 1.39% of assets as of September 30,

2008, an increase of $148.3 million over the prior year. Net charge-offs amounted to $15,160,000 for the year. The total allowance for loan losses increased during the year from $28.5 million to $85.1 million as of September 30,2008. Net interest spread increased from 2.05% at September 30, 2007 to 2.85% at September 30, 2008, contributing to the $43,606,000 increase in net interest income for the same period.

The fiscal year saw net loans outstanding grow by $1.3 billion or 16.0%. Deposits grew $1.2 billion or 19.6%. The primary driver of both loan and deposit growth during the year was the acquisition of First Mutual Bank on February 1, 2008. As of the date of acquisition, First Mutual had $945,351,000 in net loans, $744,182,000 in customer accounts, 169 employees and 12 offices primarily located on the rapidly growing east side of Seattle

Chief Executive Officer Roy M. Whitehead commented, “The Company was solidly profitable this year despite the significant one-time charge to the investment portfolio and materially higher credit costs. Of course we’re disappointed to report our first quarterly loss since going public in 1982, yet it’s important to note that the Company remains very well capitalized and on sound financial footing. We expect credit costs to continue at a higher than normal level, and also believe that growth in net interest income should allow us to report improved results in the 1st fiscal quarter.”

On October 17, 2008, Washington Federal paid a cash dividend of $.21 per share to common stockholders of record on October 3rd, 2008. This was the Company’s 103rd consecutive quarterly cash dividend.

During the quarter, Washington Federal opened a new branch in Bothell, Washington. This is the Company’s second branch in the Bothell area.

Washington Federal Savings, with headquarters in Seattle, Washington, has 148 offices in eight western states.

To find out more about the Company, please visit our website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

# # #

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	September 30, 2008	September 30, 2007
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$82,600	$61,378
Available-for-sale securities, including mortgage-backed securities of $1,434,835	1,476,067	1,515,688
Held-to-maturity securities, including mortgage-backed securities of $116,767	124,537	138,373
Loans receivable, net	9,501,620	8,188,278
Interest receivable	54,365	49,611
Premises and equipment, net	133,357	74,807
Real estate held for sale	37,107	4,873
FHLB stock	144,874	132,397
Intangible assets, net	221,294	107,245
Federal and state income taxes	5,148	—
Other assets	15,456	12,767

	$11,796,425	$10,285,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$7,146,045	$5,979,049
Repurchase agreements with customers	23,494	17,736

	7,169,539	5,996,785
FHLB advances	1,998,308	1,760,979
Other borrowings	1,177,600	1,075,000
Advance payments by borrowers for taxes and insurance	37,206	31,824
Federal and state income taxes	—	38,032
Accrued expenses and other liabilities	81,098	64,670

	10,463,751	8,967,290
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 105,092,724 and 104,921,450 shares issued; 87,916,286 and 87,441,750 shares outstanding	105,093	104,921
Paid-in capital	1,261,032	1,254,490
Accumulated other comprehensive income (loss), net of taxes	2,472	(13,033)
Treasury stock, at cost; 17,176,438 and 17,479,700 shares	(210,250)	(213,934)
Retained earnings	174,327	185,683

	1,332,674	1,318,127

	$11,796,425	$10,285,417

CONSOLIDATED FINANCIAL HIGHLIGHTS
Stockholders’ equity per share	$15.16	$15.07
Stockholders’ equity to total assets	11.30%	12.82%
Tangible stockholders’ equity to tangible assets	9.60	11.90
Weighted average rates at period end
Loans and mortgage-backed securities	6.33%	6.57%
Investment securities*	2.78	4.61
Combined loans, mortgage-backed securities and investment securities	6.26	6.50
Customer accounts	3.25	4.36
Borrowings	3.77	4.64
Combined cost of customer accounts and borrowings	3.41	4.45
Interest rate spread	2.85	2.05

*	Includes municipal bonds at tax equivalent yields and cash equivalents

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
INTEREST INCOME
Loans	$153,176	$138,994	$599,878	$526,923
Mortgage-backed securities	22,238	19,262	88,425	75,478
Investment securities and cash equivalents	2,090	4,328	13,125	16,281

	177,504	162,584	701,428	618,682
INTEREST EXPENSE
Customer accounts	59,529	65,139	259,769	243,837
FHLB advances and other borrowings	33,718	31,266	137,872	114,664

	93,247	96,405	397,641	358,501

Net interest income	84,257	66,179	303,787	260,181
Provision for loan losses	36,800	350	60,516	1,550

Net interest income after provision for loan losses	47,457	65,829	243,271	258,631
OTHER INCOME
Gain on sale of loans	83	—	517	—
Other than temporary impairment charge	(87,747)	—	(87,747)	—
Gain on sale of real estate	—	—	13,123	—
Other	3,585	3,586	14,916	15,241

	(84,079)	3,586	(59,191)	15,241
OTHER EXPENSE
Compensation and fringe benefits	14,580	11,576	52,832	43,566
Occupancy	3,221	2,266	11,213	8,720
Other	6,697	3,820	23,175	12,602

	24,498	17,662	87,220	64,888
Gain (loss) on real estate acquired through foreclosure, net	(840)	188	(1,021)	328

Income (loss) before income taxes	(61,960)	51,941	95,839	209,312
Income tax provision (benefit)	(22,623)	18,056	33,507	74,295

NET INCOME (LOSS)	$(39,337)	$33,885	$62,332	$135,017

PER SHARE DATA
Basic earnings (loss)	$(0.45)	$.39	$.71	$1.55
Diluted earnings (loss)	(0.45)	.39	.71	1.54
Cash dividends	.21	.21	.84	.83
Weighted average number of shares outstanding, including dilutive stock options	87,961,784	87,657,256	87,818,580	87,696,225
PERFORMANCE RATIOS
Return on average assets	- 1.33%	1.34%	.55%	1.40%
Return on average stockholders’ equity	- 11.52%	10.39%	4.59%	10.46%
Net interest margin	2.97%	2.70%	2.78%	2.77%